Exhibit 99.1

[Extended Stay America, Inc. logo]

EXTENDED STAY AMERICA, INC.

RELEASES CLARIFYING INFORMATION REGARDING ITS FINANCIAL REPORTING OF REPAIRS AND MAINTENANCE EXPENDITURES AND RELATED ACCOUNTING PRACTICES

Spartanburg, SC – January 28, 2004 – Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today held its regular conference call to discuss its quarterly earnings and operating results.  In order to more broadly respond to questions raised during that call, the Company is providing additional clarifying information regarding its financial reporting of repair and maintenance expenditures and related accounting practices.

Pursuant to the Company’s accounting practices, the Company capitalizes new construction costs, major renewals and improvements, but expenses repairs, maintenance, and replacements as those costs are incurred.  Major renewals and improvements consist of new expenditures for equipment not included in the original construction, while repairs, maintenance, and replacements include, among other items, expenditures to replace case goods, lighting fixtures, flooring, furnishings, and HVAC equipment (“Refurbishment Expenditures”).

In 2002, the Company recorded as part of its property operating expenses $17.6 million in Refurbishment Expenditures, which represented 3.2% of  revenue.  In 2003, the Company recorded Refurbishment Expenditures of $29.3 million.  In 2004, we anticipate Refurbishment Expenditures of approximately $40 million.  The increase in these expenses is primarily attributable to the Company’s practice of significantly refurbishing properties approaching 6 to 7 years old.  The Company opened 230 properties during 1997 and 1998, and expects to complete the refurbishment of a majority of these properties during 2004.  Subsequent to 2004, the number of properties approaching 6 to 7 years of age declines, and we anticipate Refurbishment Expenditures will begin to return to more historical levels.

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.